EXHIBIT 16.1 TO FORM 8-K

November 18, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 18, 2009, of The FINOVA Group Inc. and are in agreement with the statements contained in the first, third, and fourth paragraphs of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Ernst & Young LLP

Phoenix, Arizona